Exhibit 4.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 5th day of February, 2008.

BETWEEN:

ALBERTA STAR DEVELOPMENT CORPORATION, a company duly incorporated under the laws of the Province of Alberta, having an office at Suite 506 - 675 West Hasting Street, Vancouver, British Columbia, V6B 1N2

(hereinafter referred to as the "Company")

OF THE FIRST PART

AND:

ANN-MARIE CEDERHOLM.

Certified General Accountant, of Suite 102 - 137 East 1st Street, North Vancouver, BC V7L 1 B2

(hereinafter referred to as the "Employee")

OF THE SECOND PART

WHEREAS:

A.

The Company is engaged in the business of acquiring and exploring mineral properties;

B.

The Employee will work for the Company on a full-time basis in the position of Corporate Secretary and Chief Financial Officer and the parties have agreed to enter into this Agreement to record the basis on which the Employee will continue to work for the Company.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter set forth and in consideration of the sum of One Dollar ($1.00) now paid by the Company to the Employee (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

1.

EMPLOYEE AND DUTIES

1.1

The Company hereby engages the Employee and the Employee hereby agrees to hold herself available to render and to render at the request of the Company, corporate, accounting and financial services for the Company and/or such affiliate or affiliates of the Company as the Company may from time to time require, to the best of her ability, upon the terms and conditions hereinafter set forth.

1.2

The Employee agrees to render, at the request of the Company, accounting and financial services to the Company including, without limitation:

(i)

Assist with submission of reports, disclosure documents for shareholders, board members, SEC, and other public financial communications;

(ii)

Preparation and compilation of materials for insertion into the Financial Statements;

(iii)

Preparation of internal financial reports, quarterly reports, annual reports, Form 20 F's (USA) for timely disclosure and filing;

(iv)

Maintaining accurate books and financial records and programs, including digital documents;

(v)

Client and board relations;

(vi)

Performance of other financial-related services for the Company;

(vii)

Performing within the accepted operating principles, guidelines and general business protocol of the Company.

2.

TERM

2.1

The term of this Agreement shall begin as of October, 2005 and shall continue until terminated in accordance with the terms of this Agreement (the "Term").

3.

EXCLUSIVE SERVICE

3.1

Throughout the Term, the Employee shall diligently and faithfully and, to the best of her abilities, perform all duties that may be required of her under this Agreement and shall devote a reasonable amount of working time, attention and energy to the business and affairs of the Company in order to comply with the terms of this Agreement and shall promote the interest and goodwill of the Company.

4.

CONFIDENTIAL INFORMATION

4.1

The Employee acknowledges that as a result of the employment, the Employee may acquire information about certain matters and things which are confidential to the Company, and that this information is the exclusive property of the Company. Such information includes, but is not limited to:

(a)

Lists of present and prospective shareholders, and related financial information;

(b)

Financial management plans, policy and techniques;

(c)

Financial information related to the Company and the Company's services and projects;

(d)

Personnel information;

(e)

Other information that the Employee may acquire; and

(f)

Any other information which at law constitutes a trade secret of the Company or of Products or Programs represented by the Company.

4.2

The Employee acknowledges that the information referred to in the above clause could be used to the detriment of the Company. Accordingly, the Employee undertakes to treat confidentially such information and agrees not to disclose same to any third party either during or after the Term, except as may be necessary in the proper discharge of her duties and except with the written permission of the representatives of the Company.

4.3

Upon termination of this Agreement, the Employee shall forthwith deliver to the Company, the information described in the above clause 4.1 and all documents of any nature whatsoever, including documents in electronic or digital format, papers, records, plans, materials, manuals and any copies thereof and other equipment or property of or relating to the affairs of the Company which are then in the Employee's possession or control.

5.

REMUNERATION AND EXPENSES

5.1

As compensation for all services rendered by the Employee under this Agreement, during the Term, the Company shall pay to the Employee a gross aggregate annual salary of $102,000, equal to a monthly sum of $8,500, payable in bi-weekly instalments of $4,250 (the "Salary").

5.2

The Employee shall have deducted from her Salary the standard deductions made from time to time by the Company in respect of its staff. As of the date of this Agreement, those deductions include:

(a)

Canada Pension;

(b)

Unemployment Insurance; and

(c)

Income Tax.

5.3

The Company shall reimburse the Employee for all authorized traveling and other expenses, including conferences, courses and workshops, actually and properly incurred in connection with the Employee's duties under this Agreement and within the Company expense guidelines.

5.4

The Company shall reimburse the Employee, for a portion of the cell phone charges designated for business use, and provide monthly parking.

5.5

The Employee will be eligible to receive dental and extended health benefits under a private health services plan.

6.

VACATION

6.1

The Employee shall be entitled to minimum annual paid vacation of three (3) weeks, such vacations to be taken at such time or times as mutually agreed between the Employee and the Company.

6.2

Annual vacation entitlement shall not be carried over to the following year without the written permission of the Company.

7.

TERMINATION

7.1

The parties understand and agree that this Agreement may be terminated by the Company in the following manner at any time:

(a)

For cause, without notice;

(b)

In the event of any material breach of the provisions of this Agreement including the policies attached to it or conviction of the Employee of a criminal offence, without notice;

(c)

Without need to show cause, upon notice in writing, the amount of such notice as may be required under the Employment Standards Act (British Columbia) in force from time to time;

(d)

In the event of illness of the Employee which results in a continuous absence or unavailability to The Company of greater than six months, whether or not the Employee is at the time of such termination receiving benefits in respect of such illness, without notice; and

(e)

In the event of the death of the Employee, then immediately and without notice.

7.2

The parties understand and agree that this Agreement may be terminated by the Employee in the following manner:

(a)

Subject to sub-sections 7.2 (a) or (b), upon three months prior written notice;

(b)

The Employee shall not terminate this Agreement within that period being 60 days prior to any quarterly filing to be made by the Company; or

(c)

The Employee shall not terminate this Agreement within that period being 120 days prior to any annual filing to be made by the Company.

8.

NON-WAIVER

8.1

No waiver, express or implied, by either party of any default by the other party in the performance of its obligations hereunder shall be deemed or construed to be a waiver in respect of any other default of the same or any other obligation of such party. Failure of either party to complain of any act or omission of the other party, or to declare the other party in default shall not constitute a waiver by such party of any of its rights hereunder or of its right to subsequently declare a default.

9.

SEVERABILITY

9.1

If any covenant or agreement herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the enforceability or validity of any other covenant or agreement in this Agreement, or any part thereof, and any such covenant or agreement may be severed from this Agreement without affecting the remainder of the Agreement.

10.

EMPLOYMENT POLICIES

10.1

It is understood that the Company maintains certain policies relating to the employment of the Employee and relating to other matters. These policies include, among others, policies as to sick payments and vacations, standards of employee conduct, standards of business practice, or others. It is agreed that the introduction, administration, amendment, and deletion of these policies is within the sole discretion of the Company and that the Employee shall comply with all such policies in force from time to time. It is agreed that if the Company introduces, amends or deletes such policies as conditions warrant, such introduction, amendment or deletion shall not constitute breach of this Agreement.

11.

GOVERNING LAW

11.1

The provisions of this Agreement shall be governed by the laws of British Columbia and each of the parties by executing this Agreement irrevocably attorns to the jurisdiction of the Courts of British Columbia.

12.

NOTICE

12.1

All notices, requests, demands and other communications hereunder shall be in writing and deemed to have been duly given if delivered by had as follows:

To the Company:

Alberta Star Development Corporation Suite 506 -
675 West Hasting Street Vancouver, BC

V6B 1N2

To the Employee:

Ann-Marie Cederholm

Suite 102 - 137 East 1st Street North
Vancouver, BC

V7L 1 B2

or to such other address as may be given in writing by the parties hereto and shall be deemed to have been received, if delivered, on the date of delivery, or if such date is not a business day, on the first business day following the date of delivery.

13.

HEADINGS

13.1

The headings to the sections in this Agreement have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision thereof.

14.

SUCCESSORS

14.1

This Agreement shall not be assigned by the Employee and shall be binding upon the Employee's heirs, executors, administrators, legal personal representatives, successors and permitted assigns.

14.2

This Agreement and the rights which accrue to the Company under this Agreement shall pass to its successors and assigns.

15.

AGREEMENT VOLUNTARY AND EQUITABLE

15.1

The Company and the Employee acknowledge and declare than in executing this Agreement, they are each relying wholly on their own judgement and knowledge and have not been influenced to any extent whatsoever by any representations or statements made by or on behalf of the other party regarding any matter dealt with herein or incidental hereto.

15.2

The Company and the Employee further acknowledge that they have carefully considered and understand the terms contained in this Agreement including, without limitation, the Employee's rights upon termination and the restrictions on the Employee after termination, and acknowledge that the said terms, rights and restrictions upon termination are mutually fair and equitable, and that they have each executed this Agreement voluntarily and of their own free will.

16.

TIME OF THE ESSENCE

16.1

Time shall be and remain of the essence in this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

SIGNED, SEALED AND DELIVERED

)

in the presence of:

)

)

/ s / Rob Hall

)

/ s / Ann-Marie Cederholm

Name

)

ANN-MARIE CEDERHOLM

412 – 4280 Moncton Street

)

Address

)

Richomond, BC  V7E 6T4

)

)

Businessman

)

Occupation

)

ALBERTA STAR DEVELOPMENT CORPORATION

Per:

/ s / Tim Coupland

Authorized Signatory